Exhibit 99

MemberWorks Provides Additional Financial Details and Schedules Fiscal 2003 Third Quarter Conference Call

    STAMFORD, Conn.--(BUSINESS WIRE)--April 14, 2003--MemberWorks Incorporated (Nasdaq:MBRS), a leading provider of consumer and membership services through affinity marketing and on-line channels announced today that it is providing additional financial details related to its third and fourth quarter financial results.
    As described in its December 23, 2002 press release report on Form 8-K, the Company entered into a marketing agreement with a leading interactive services company to promote its membership programs. The guidance provided in the report on Form 8-K stated that the $3 million commitment related to the agreement would be expensed in the fiscal 2003 third quarter.
    Based on the first ninety days of marketing under the agreement, the Company has determined, with the concurrence of its independent accountants, the $3 million commitment will be deferred and amortized as the advertising impressions are delivered during the contract year. This accounting treatment is in accordance with SOP 93-7, "Reporting on Advertising Costs".
    As a result, the Company's net income for the March 2003 quarter will increase by $2.1 million, or $0.16 per share and its June 2003 quarter net income will decrease by $0.7 million, or $0.05 per share. Accordingly, the impact on fiscal 2003 full year earnings guidance is a positive $1.4 million, or $0.11 per share.
    This accounting treatment will have no impact on the total operating cash flow guidance previously provided for the fiscal 2003 third and fourth quarters. However, operating cash flow before changes in assets and liabilities for the third fiscal quarter will be increased by $2.4 million and changes in assets and liabilities will be decreased by $2.4 million. For the fourth fiscal quarter, operating cash flow before changes in assets and liabilities will be decreased by $0.8 million and will be offset by a $0.8 million increase in assets and liabilities.
    The Company also announced today that it will report its financial results for the third quarter ended March 31, 2003 on Tuesday, April 29, 2003. MemberWorks management will also host its regularly scheduled conference call on April 29 at 10:00 a.m. EDT to discuss the Company's financial results for the third quarter. To listen to the conference call, please dial (888) 391-9505 five to ten minutes before the scheduled start time. Callers will need to enter pass code "MBRS". The conference call will also be available live on the investor relations page of the Company's web site at www.memberworks.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after the completion of the call and remain available until midnight on May 8, 2003. To listen to the audio replay, please call (800) 876-3755. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until May 16, 2003.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. At December 31, 2002, 6.3 million retail members were enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations, and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on form 10-K as filed with the SEC.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203/324-7635
                 or
             Sapphire Investor Relations, LLC
             Erica Mannion, 415/399-9345